Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412-227-2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2009 Results

Sales down 6% as CM&C business shows greater stability

Fourth quarter operating profit increases to $10.0 million from $0.6 million

Despite difficult economic environment company achieved operating profit of $94 million and operating cash flow of $112 million for year 2009

PITTSBURGH, February 17, 2010 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2009 fourth quarter.

Consolidated sales for the fourth quarter of 2009 were 6% lower than sales in the prior year quarter. Sales for Carbon Materials and Chemicals (CM&C) increased by 1% or $2.1 million over the prior year quarter, which was more than offset by lower sales in Railroad and Utility Products (R&UP), which decreased 18 percent, or $20.7 million. The increase in sales in CM&C was due to an increase of $12.6 million due to higher foreign translation rates, which offset lower volumes of carbon pitch. R&UP sales were lower due to lower volumes as strong buying patterns experienced earlier in 2009 moderated to normalized annual levels.

Net income attributable to Koppers for the quarter ended December 31, 2009, was a loss of $13.4 million or $0.66 per share as compared to income of $75.0 million or $3.66 per share in the fourth quarter of 2008, due primarily to refinancing charges for the fourth quarter of 2009 and a gain on the sale of Monessen in the fourth quarter of 2008. Adjusted net income and adjusted diluted earnings per share were $4.7 million and $0.23 per share for the three months ended December 31, 2009, compared to $5.5 million and $0.27 per share in the fourth quarter of 2008 after excluding after-tax charges of $18.1 million for the fourth quarter of 2009 and $16.9 million for the fourth quarter of 2008. The LIFO impact in the fourth quarter of 2009 amounted to $5.6 million or $0.17 per share and was primarily a result of higher quantities of coal tar inventory in North America as a result of increases in steel production coupled with an increase in the cost of petroleum-based products compared to the fourth quarter of 2008. Adjusted net income for the fourth quarter of 2008 also excludes income from discontinued operations of $86.4 million primarily from the gain on sale of Monessen. A reconciliation of net income to adjusted net income is attached to this press release.

Page 2 – Koppers Reports Fourth Quarter 2009 Results

Adjusted EBITDA for the quarter ended December 31, 2009, was $20.4 million compared to $26.1 million in the fourth quarter of 2008, after excluding $4.2 million of charges in the fourth quarter of 2009 for mechanical outages, plant closure costs and acquisition costs, and after excluding $13.5 million of charges in the fourth quarter of 2008 for mechanical outages, inventory valuation costs and severance charges. Fourth quarter 2009 results were negatively impacted by lower carbon pitch volumes and lower volumes for untreated railroad crossties as a result of accelerated buying patterns for the Class I railroads in the first half of 2009. EBITDA for the fourth quarter of 2009 was negatively impacted by a $5.6 million LIFO effect. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Consolidated sales for the year ended December 31, 2009 were 18% lower than sales in the prior year. Sales for Carbon Materials and Chemicals (CM&C) decreased by 27% or $237 million over the prior year, while sales for Railroad and Utility Products (R&UP) decreased 1%, or $4 million. The decrease in sales in CM&C was due to lower volumes in all major product lines as a result of the global economic decline. R&UP sales were slightly lower than the prior year as significantly lower sales of treated crossties to commercial customers were largely offset by higher volumes of untreated ties, treated ties, and treating services for the Class I railroads.

Net income attributable to Koppers for the year ended December 31, 2009, was $18.8 million or $0.91 per share as compared to net income attributable to Koppers of $138.0 million or $6.65 per share in 2008, due primarily to the global recession and refinancing charges in 2009 and a gain on the sale of Monessen in 2008. Adjusted net income and adjusted diluted earnings per share were $37.7 million and $1.83 per share for the year ended December 31, 2009, compared to $65.4 million and $3.15 per share in 2008 after excluding after-tax charges of $18.6 million for 2009 and $17.7 million for 2008. Adjusted net income for 2008 also excludes income from discontinued operations of $90.3 million primarily from the gain on sale of Monessen. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the year ended December 31, 2009, was $124.0 million compared to $176.3 million in 2008, after excluding $5.0 million of charges in 2009 and after excluding $14.9 million of charges in 2008. Year 2009 results were negatively impacted by lower volumes for all major product lines for Carbon Materials and Chemicals, partially offset by higher profitability in Railroad and Utility Products due to an increase in volumes from the Class I railroads coupled with cost saving initiatives. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Refinancing Activities

On September 15, 2009, the company called the remaining outstanding $185.8 million face amount of the 9 7/8% Senior Secured Notes due 2013 (Senior Secured Notes) at 103.292%. The call was completed on October 15, 2009, and included a call premium of approximately $6.1 million and the write-off of deferred financing charges of approximately $3.1 million. The redemption of the Senior Secured Notes was financed by borrowing on the existing and previously undrawn $300 million secured revolving credit facility which matures on October 31, 2012.

On November 12, 2009, the company announced a tender offer for all of its $203 million 9 7/8% Senior Secured Notes at the call premium of 104.938% of principal value. The

Page 3 – Koppers Reports Fourth Quarter 2009 Results

tender offer was terminated on December 10, 2009, with 93.3% of the notes being tendered. The remaining outstanding notes were called on December 29, 2009. The aggregate tender and call premiums amounted to $10.6 million and the write-off of deferred financing costs amounted to approximately $2.6 million.

On December 1, 2009, the company completed the issuance of $300 million of 7.875% Senior Notes due 2019 at an issue price equal to 98.311% of the principal amount of the notes.

Commenting on the quarter, President and CEO Walter W. Turner said, “Despite a difficult 2009, I am proud that our earnings proved resilient and we achieved the highest operating cash flow in the company’s history. In addition, we refinanced our debt, saving $10 million a year in interest expense while extending our maturities. We also took actions to increase our market shares for carbon pitch, crossties and new petroleum pitch products. When markets return to normal levels, we believe we will be in a strong position to capture additional volumes and improve profitability.

“In the Carbon Materials and Chemicals business, we continue to see increased stability in our aluminum end-market and also some signs of improvement with respect to demand for naphthalene and carbon black feedstock in Asian and Middle Eastern markets. Additionally, we have seen increases in global coke production and coal tar availability in 2010. Although we expect limited increases in aluminum production in 2010, we will focus on increasing market share in growth markets and consolidating in mature markets, which will ultimately benefit us as aluminum production returns to its stronger growth rates.

“We were also pleased that our Class I railroad end-market had a very strong year for maintenance despite depressed economic conditions, and we believe there is some upside potential in the commercial railroad markets in 2010 as the economy improves.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 17, 2010, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (877) 941 6009 in the US/Canada or +1 (480) 629 9770 for International, Conference ID number 4202675. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4202675. The recording will be available for replay through March 3, 2010.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=

2680779. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through March 3, 2010.

Page 4 – Koppers Reports Fourth Quarter 2009 Results

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Attachments

Page 5 – Koppers Reports Fourth Quarter 2009 Results

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$270.3	$288.9	$1,124.4	$1,364.8
Cost of sales (excluding items below)	236.7	263.0	946.6	1,140.0
Depreciation and amortization	6.4	10.3	24.8	30.0
Selling, general and administrative expenses	17.2	15.0	58.1	64.6

Operating profit	10.0	0.6	94.9	130.2
Other income (loss)	(0.2)	1.7	(0.7)	1.2
Interest expense	6.1	10.3	36.3	42.6
Loss (gain) on extinguishment of debt	22.4	(1.2)	22.4	(1.2)

Income (loss) before income taxes	(18.7)	(6.8)	35.5	90.0
Income taxes	(5.9)	5.5	13.8	41.6

Income (loss) from continuing operations	(12.8)	(12.3)	21.7	48.4
Income (loss) from discontinued operations, net of tax	—	0.5	—	4.4
Gain on sale of Koppers Monessen, net of tax	—	85.9	(0.3)	85.9

Net income (loss)	(12.8)	74.1	21.4	138.7
Net income (loss) attributable to noncontrolling interests	0.6	(0.9)	2.6	0.7

Net income (loss) attributable to Koppers	$(13.4)	$75.0	$18.8	$138.0

Earnings (loss) per common share:
Basic-
Continuing operations	$(0.66)	$(0.56)	$0.93	$2.31
Discontinued operations	—	4.24	(0.01)	4.37

Earnings (loss) per basic common share	$(0.66)	$3.68	$0.92	$6.68

Diluted-
Continuing operations	$(0.66)	$(0.57)	$0.92	$2.30
Discontinued operations	—	4.23	(0.01)	4.35

Earnings (loss) per diluted common share	$(0.66)	$3.66	$0.91	$6.65

Weighted average shares outstanding (in thousands):
Basic	20,455	20,405	20,446	20,651
Diluted	20,455	20,483	20,561	20,767
Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Page 6 – Koppers Reports Fourth Quarter 2009 Results

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$58.4	$63.1
Short-term investments	4.4	1.7
Restricted cash	—	4.2
Accounts receivable, net of allowance of $0.5 and $0.5	102.5	112.1
Income tax receivable	37.1	4.4
Inventories, net	152.7	171.8
Deferred tax assets	8.5	2.6
Other current assets	17.4	12.5

Total current assets	381.0	372.4
Equity in non-consolidated investments	4.7	6.0
Property, plant and equipment, net	149.3	144.8
Goodwill	61.6	58.4
Deferred tax assets	25.9	56.0
Other assets	21.9	23.5

Total assets	$644.4	$661.1

Liabilities
Accounts payable	$67.3	$82.1
Accrued liabilities	59.8	61.8
Dividends payable	4.5	4.5
Short-term debt and current portion of long-term debt	0.2	0.2

Total current liabilities	131.8	148.6
Long-term debt	335.1	374.7
Other long-term liabilities	122.7	111.8

Total liabilities	589.6	635.1
Commitments and contingencies
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,124,212 and 21,097,443 shares issued	0.2	0.2
Additional paid-in capital	127.2	126.6
Retained deficit	(37.3)	(37.8)
Accumulated other comprehensive loss	(22.7)	(47.4)
Treasury stock, at cost; 669,340 and 668,716 shares	(23.6)	(23.6)

Total Koppers stockholders’ equity	43.8	18.0

Noncontrolling interests	11.0	8.0

Total equity	$54.8	$26.0

Total liabilities and equity	$644.4	$661.1

Page 7 – Koppers Reports Fourth Quarter 2009 Results

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008

Cash provided by (used in) operating activities:
Net income	$21.4	$138.7
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	26.6	31.7
Loss (gain) on extinguishment of debt	22.4	(1.2)
Loss (gain) on sale of fixed assets	0.6	(139.5)
Deferred income taxes	22.9	13.0
Non-cash interest expense	16.4	17.1
Equity income, net of dividends received	2.0	0.8
Change in other liabilities	6.8	—
Stock-based compensation	2.5	3.7
Other	0.6	1.6
(Increase) decrease in working capital:
Accounts receivable	16.1	18.9
Inventories	31.5	(15.1)
Accounts payable	(16.8)	(16.8)
Accrued liabilities and other working capital	(40.7)	(1.0)

Net cash provided by operating activities	$112.3	$51.9

Cash provided by (used in) investing activities:
Capital expenditures	$(18.0)	$(37.1)
Acquisitions	(2.2)	$(2.9)
Net cash proceeds from divestitures and asset sales	(0.6)	160.7

Net cash used in investing activities	$(20.8)	$120.7

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$190.0	$203.7
Repayments of revolving credit	(150.0)	(225.0)
Borrowings on long-term debt	$294.9	$—
Repayments of long-term debt	(405.7)	(62.0)
Issuances of common stock	—	0.6
Repurchases of common stock	—	(21.3)
Excess tax benefit from employee stock plans	—	0.8
Payment of deferred financing costs	(8.1)	(2.7)
Dividends paid	(18.0)	(17.2)

Net cash used in financing activities	$(96.9)	$(123.1)

Effect of exchange rates on cash	0.7	(0.8)

Net increase (decrease) in cash and cash equivalents	$(4.7)	$48.7

Add: Cash of assets held for sale at beginning of year	—	0.6
Less: Cash of assets held for sale at end of period	—	—

Cash and cash equivalents at beginning of year	63.1	13.8

Cash and cash equivalents at end of period	$58.4	$63.1

Page 8 – Koppers Reports Fourth Quarter 2009 Results

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$175.7	$173.6	$655.2	$892.0
Railroad & Utility Products	94.6	115.3	469.2	472.8

Total	$270.3	$288.9	$1,124.4	$1,364.8
Operating profit:
Carbon Materials & Chemicals	$8.3	$1.5	$58.5	$108.2
Railroad & Utility Products	1.8	(0.3)	38.2	24.3
Corporate	(0.1)	(0.6)	(1.8)	(2.3)

Total	$10.0	$0.6	$94.9	$130.2

Operating margin:
Carbon Materials & Chemicals	4.7%	0.8%	8.9%	12.1%
Railroad & Utility Products	1.9%	(0.3)%	8.1%	5.1%

Total	3.7%	0.2%	8.4%	9.5%
Adjusted operating profit (1):
Carbon Materials & Chemicals	$11.3	$14.9	$61.5	$121.6
Railroad & Utility Products	2.4	3.5	39.2	29.5
All Other	(0.1)	(0.6)	(1.8)	(2.3)

Total	$13.6	$17.8	$98.9	$148.8
Adjusted operating margin:
Carbon Materials & Chemicals	6.4%	8.6%	9.4%	13.6%
Railroad & Utility Products	2.5%	3.0%	8.4%	6.2%

Total	5.0%	6.2%	8.8%	10.9%

(1)

Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $1.4 million for an outage due to mechanical problems at the company’s phthalic anhydride plant in Stickney, Illinois. Cost of sales for Railroad & Utility Products for the three and twelve months ended December 31, 2009 include closure costs of $0.6 million related to the sale of the company’s utility pole plant in Gainesville, Florida. Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $9.1 million for incremental 4th quarter LIFO charges and inventory write-downs to market. Cost of sales for Railroad & Utility Products for the three months ended December 31, 2008 includes $2.6 million for incremental 4th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. Cost of sales for Railroad & Utility Products for the twelve months ended December 31, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant, $2.6 million for incremental 4th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. Depreciation and amortization for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $3.7 million of impairment charges for a non-core business in Europe. S,G &A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $1.6 million of acquisition costs related to the pending acquisition of Cindu Chemicals, BV. S,G&A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $0.6 million for severance charges.

Page 9 – Koppers Reports Fourth Quarter 2009 Results

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss) attributable to Koppers	$(13.4)	$75.0	$18.8	$138.0

Charges impacting pre-tax income (1)
TKK (China) plant outage	0.6	—	1.0	—
Phthalic plant outage	1.4	—	1.4	—
Gainesville closure costs	0.6	—	0.6	—
Incremental 4th quarter LIFO charges and inventory write-downs	—	11.7	—	11.7
Green Spring boiler	—	—	—	1.4
Co-generation plant outage	—	1.0	0.4	1.0
Impairment charges	—	3.7	—	3.7
Acquisition costs expensed (not deductible)	1.6	—	1.6	—
Severance charges	—	0.8	—	0.8
Refinancing and related costs	24.4	—	24.4	—

Total charges above impacting pre-tax income	28.6	17.2	29.4	18.6
Charges impacting net income, net of tax benefit at 39%	18.1	10.5	18.6	11.3
Tax expense for change in repatriation assumption	—	6.4	—	6.4

Adjusted net income including discontinued operations	$4.7	$91.9	$37.4	$155.7

Discontinued operations	—	(86.4)	0.3	(90.3)

Adjusted net income	$4.7	$5.5	$37.7	$65.4

(1)

Equity income for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $0.6 million and $1.0 million, respectively for an equipment failure and plant outage at the Company’s 30%-owned joint venture in China, Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”). Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $1.4 million for an outage due to mechanical problems at the company’s phthalic anhydride plant in Stickney, Illinois. Cost of sales for Railroad & Utility Products for the three and twelve months ended December 31, 2009 include closure costs of $0.6 million related to the sale of the company’s utility pole plant in Gainesville, Florida. Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $9.1 million for incremental 4th quarter LIFO charges and inventory write-downs to market. Cost of sales for Railroad & Utility Products for the three months ended December 31, 2008 includes $2.6 million for incremental 4 th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for

Page 10 – Koppers Reports Fourth Quarter 2009 Results

severance charges. Cost of sales for Railroad & Utility Products for the twelve months ended December 31, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant, $2.6 million for incremental 4th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. Depreciation and amortization for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $3.7 million of impairment charges for a non-core business in Europe. S,G &A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $1.6 million of acquisition costs related to the pending acquisition of Cindu Chemicals, BV. S,G&A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $0.6 million for severance charges. Refinancing and related costs for the three and twelve months ended December 31, 2009 amounted to $24.4 million.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED

DILUTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss) attributable to Koppers	$(13.4)	$75.0	$18.8	$138.0

Adjusted net income including discontinued operations (from above)	$4.7	$91.9	$37.4	$155.7

Adjusted net income (from above)	$4.7	$5.5	$37.7	$65.4

Denominator for diluted earnings per share (000s)	20,455	20,483	20,561	20,767

Earnings (loss) per share:
Diluted earnings (loss) per share	$(0.66)	$3.66	$0.91	$6.65
Adjusted diluted earnings per share including discontinued operations	$0.23	$4.49	$1.82	$7.50
Adjusted diluted earnings per share	$0.23	$0.27	$1.83	$3.15

Page 11 – Koppers Reports Fourth Quarter 2009 Results

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss)	$(12.8)	$74.1	$21.4	$138.7
Interest expense including refinancing costs	28.5	9.1	58.7	41.4
Depreciation and amortization	6.4	10.3	24.8	30.0
Income tax provision	(5.9)	5.5	13.8	41.6
Discontinued operations	—	(86.4)	0.3	(90.3)

EBITDA with noncontrolling interests	16.2	12.6	119.0	161.4

Unusual items impacting net income (1)
TKK (China) plant outage	0.6	—	1.0	—
Phthalic plant outage	1.4	—	1.4	—
Gainesville closure costs	0.6	—	0.6	—
Incremental 4th quarter LIFO charges and inventory write-downs	—	11.7	—	11.7
Green Spring boiler	—	—	—	1.4
Co-generation plant outage	—	1.0	0.4	1.0
Acquisition costs expensed	1.6	—	1.6	—
Severance charges	—	0.8	—	0.8

Adjusted EBITDA	$20.4	$26.1	$124.0	$176.3

(1)

Equity income for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $0.6 million and $1.0 million, respectively for an equipment failure and plant outage at the Company’s 30%-owned joint venture in China, Tangshan Koppers Kailuan Carbon Chemical Company Limited (“TKK”). Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $1.4 million for an outage due to mechanical problems at the company’s phthalic anhydride plant in Stickney, Illinois. Cost of sales for Railroad & Utility Products for the three and twelve months ended December 31, 2009 include closure costs of $0.6 million related to the sale of the company’s utility pole plant in Gainesville, Florida. Cost of sales for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $9.1 million for incremental 4th quarter LIFO charges and inventory write-downs to market. Cost of sales for Railroad & Utility Products for the three months ended December 31, 2008 includes $2.6 million for incremental 4 th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. Cost of sales for Railroad & Utility Products for the twelve months ended December 31, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant, $2.6 million for incremental 4th quarter LIFO charges, $1.0 million for an outage at a co-generation facility in Muncy, Pennsylvania and $0.2 million for severance charges. S,G &A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2009 includes $1.6 million of acquisition costs related to the pending acquisition of Cindu Chemicals, BV. S,G&A for Carbon Materials & Chemicals for the three and twelve months ended December 31, 2008 includes $0.6 million for severance charges.